Exhibit 4.1

This Promissory Note is not a savings account, deposit or other obligation of any bank and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.  This Promissory Note involves risks, including the possible loss of all or a portion of its principal.

The payment of any amounts due under this Promissory Note, including the principal amount of the indebtedness evidenced by this Promissory Note and the interest accruing thereon, is subordinated to other indebtedness pursuant to, and to the extent provided in, and is otherwise subject to the terms of, a Note Holders Agreement dated as of August 18, 2008 by and among CoBiz Financial Inc. and each Holder (as defined therein).

THIS PROMISSORY NOTE IS SUBJECT TO ALL OF THE TERMS AND CONDITIONS OF A NOTE HOLDERS AGREEMENT DATED AS OF AUGUST 18, 2008, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. ANY ATTEMPTED TRANSFER IN VIOLATION OF THE TERMS OF SUCH AGREEMENT IS VOID.

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS.  IT MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE NOTE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO EXEMPTIONS FROM THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

SUBORDINATED UNSECURED PROMISSORY NOTE DUE 2018

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COBIZ FINANCIAL INC. (the “Company”), a Colorado corporation, for value received, hereby promises to pay to                                                                     , or his, her or its registered assigns, the principal sum of                                                          United States dollars ($                          ) on August 18, 2018 and to pay interest (computed on the basis of a 365-day year) on the unpaid principal balance thereof, from the last date upon which the Company has paid interest on the Notes or, if no interest has been paid on the Notes, from the date of issuance of this Note, at the rate of nine percent (9.0%) per annum, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, until the principal amount hereof shall become due and payable. As provided in and pursuant to the terms of the Agreement (as defined below), this Note is subject to prepayment, in full at any time or in part from time to time, without premium or penalty, on or after August 18, 2013.

Payments of principal and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts to the registered holder hereof at the address shown in the register maintained by the Company in the manner provided in the Agreement.

This Note is one of the Notes issued by the Company in an Offering of a minimum aggregate principal amount of five million United States dollars ($5,000,000), and up to a maximum aggregate principal amount of thirty million United States dollars ($30,000,000) or such greater amount not to exceed fifty million United States dollars ($50,000,000) as determined in the sole discretion of the Company, of promissory notes and is entitled to the benefits, and is subject to the terms and conditions, of that certain Note Holders Agreement dated as of August 18, 2008 by and among the Company and each holder hereof, which was executed in connection with such Offering (as may be amended from time to time, the “Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Agreement.

The payment by the Company of the principal of, and premium, if any, and interest on this Note shall rank pari passu with the other Notes and with all of the other Subordinated Indebtedness.

This Note is a registered Note and is transferable only as specified in the Agreement and by surrender hereof at the principal executive offices of the Company, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing.

Under certain circumstances, as specified in the Agreement, the principal of this Note, together with any accrued but unpaid interest thereon, may be declared by the registered holder hereof to be due and payable in the manner and with the effect provided in the Agreement.

THIS NOTE AND THE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF COLORADO APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

IN WITNESS WHEREOF, the Company has executed this Note effective as of the date first set forth above.

COBIZ FINANCIAL INC.

By:
Name:
Its:

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